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                                                                 Exhibit 10.7

                               ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and is entered into this 11th day of October, 1996, by, between and among POMEROY COMPUTER RESOURCES, INC., a Delaware corporation, (the "Purchaser"), COMMUNICATIONS TECHNOLOGY, INC., d/b/a DILAN, a North Carolina corporation (the "Seller"), and ROBERT MARTIN (the "Shareholder").

                                W I T N E S S E T H :

WHEREAS, Seller is a full service provider of micro computer products and computer integration and networking services to large and medium size commercial, health care, governmental and educational customers (the "Business"); and

WHEREAS, Shareholder owns all the issued and outstanding stock, and is the sole director of, Seller; and

WHEREAS, Purchaser desires to purchase substantially all the assets of the Seller used in the Business and assume certain of the liabilities of Seller in connection with the Business, and Seller desires to sell substantially all of such assets, subject to such liabilities, but only (i) upon the terms and subject to the conditions set forth in this Agreement, (ii) the representations, warranties, covenants, indemnifications, assurances and undertakings of Seller and Shareholder and of Purchaser contained in this Agreement and (iii) the agreements of Seller and Shareholder to refrain from competition with Purchaser for five (5) years from the closing of this transaction.

NOW, THEREFORE, in consideration of the above premises and the mutual promises, covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                          1.
                                     DEFINITIONS

1.1 AFFILIATE. "Affiliate" shall mean (i) in the case of an entity, any person (the term "person" for these purposes means an individual, partnership, firm, corporation or other entity) who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified person (the term "control" for these purposes means the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity) or (ii) in


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       the case of an individual, such individual's spouse, descendants or parents or a trust primarily for the benefit of such individual or any of the foregoing.

1.2 ASSUMED LIABILITIES. The "Assumed Liabilities" are the liabilities of the Seller assumed or paid at Closing by the Purchaser pursuant to this Agreement.

1.3 BALANCE SHEET. The "Balance Sheet" is the audited balance sheet of the Seller as of March 31, 1996, included as part of the Financial Statements.

1.4 CLOSING. The "Closing" shall be the consummation of the transactions contemplated under this Asset Purchase Agreement.

1.5 CLOSING DATE. The "Closing Date" shall be as of 2:00 PM, E.S.T., October 11, 1996.

1.6 CODE. The "Code" is the Internal Revenue Code of 1986, as amended, 26 U.S.C. Section 1 ET SEQ.

1.7 COURT. A "Court" is any federal, state, municipal, domestic, foreign or other governmental tribunal or an arbitrator or person with similar power or authority.

1.8 DISCLOSURE SCHEDULE. The "Disclosure Schedule" is the Disclosure Schedule dated the date of this Agreement and delivered by Seller to Purchaser.

1.9 ENCUMBRANCE. An "Encumbrance" is any security interest, lien, charge, encumbrance or restriction, whether imposed by agreement, understanding, law or otherwise, on any Purchased Asset (as defined herein).

1.10 EXCLUDED ASSETS. An "Excluded Asset" is any asset set forth on Exhibit C attached hereto.

1.11 FINANCIAL STATEMENTS. The "Financial Statements" are the audited financial statements of the Seller for the year ended March 31, 1995 and March 31, 1996 and the unaudited interim balance sheets as of July 31, 1996 and September 30, 1996, including any and all notes thereto.

1.12 GOVERNMENTAL ENTITY. A "Governmental Entity" is any Court or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

1.13 PRO FORMA BALANCE SHEET. The "Pro Forma Balance Sheet" is the unaudited balance sheet adjusted for Excluded Assets per Section 2.3 and Exhibit C and Excluded Liabilities of the Seller per Section 3.3 as of September 30, 1996, included as part of the Financial Statements.


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1.14   PURCHASE PRICE.  The "Purchase Price" is the total consideration paid by
       Purchaser to Seller for the Purchased Assets as set forth in Section 4.1.


1.15 PURCHASED ASSETS. The "Purchased Assets" are the assets of the Seller, used in the Business, acquired by the Purchaser pursuant to the terms of this Agreement. Any asset of Seller which is not an Excluded Asset shall be a Purchased Asset.

1.16 TAXES. "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

1.17 TAX RETURN. A "Tax Return" is a report, return or other information required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Seller.


                                          2.
                                        TERMS

2.1  AGREEMENT.

     Seller agrees to sell and convey to Purchaser the Purchased Assets as hereinafter set forth in Section 2.2. Purchaser agrees to purchase said assets. The agreements of Purchaser and Seller are expressly conditioned upon the terms, conditions, covenants, representations and warranties as hereinafter set forth.

2.2  ASSETS TO BE SOLD AND PURCHASED.

     At the Closing of this Agreement, Purchaser shall purchase and Seller shall sell all the Assets of the Seller, used in the Business, except for the Excluded Assets. The Purchased Assets shall include, but not be limited to:

     (a) The tangible personal property and assets of the Seller of every kind and description, real, personal or mixed, wherever located, used in the Business of Seller, including without limitation, all of such assets as reflected on the Pro Forma Balance Sheet (excepting those assets disposed of, and including those assets acquired, in the ordinary course of business since the date of the Pro Forma Balance Sheet);

     (b) All intangible assets of the Seller which are used in the Business of Seller, including without limitation, all purchase orders, contract rights and agreements, work in process, customer lists, supplier arrangements, patents, trademarks and service marks (including the goodwill associated with the marks), office supplies, computer programs, claims of the Seller, the right to


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          use the corporate and trade name of or used by the Seller, or any derivative thereof, as all or part of a corporate or trade name;

     (c) All investment securities, cash and cash equivalents (except investment securities, cash and cash equivalents that are Excluded Assets as defined in Section 2.3) and customer notes receivable relating to the Business;

     (d) All inventory of the Business which shall be valued on a moving average basis at the lower of cost of acquisition, less trade and cash discounts, or market;

     (e) All accounts receivable and vendor receivables relating to the Business;

     (f)  All prepaid expenses applicable to the Business;

     (g) All of Seller's service, routing, installation and networking contracts;

     (h) All vendor rebates, spiff money, retainage amounts under any contracts, and any other customer deposits;

     (i)  The distribution agreements and authorizations of Seller;

     (j) All base artwork, photo materials, plates (if owned by Seller), separations and other materials that are used by Seller for printing brochures and promotional materials;

     (k) The entire right, title, benefit and interest of Seller, now existing or hereafter arising, in or to all indemnities, guarantees, warranties, claims and choses of action of Seller against other parties with respect to the Purchased Assets, including by way of example and not limitation, any rights under insurance policies and other rights thereunder;

     (l)  The assignment of any telephone numbers used in the Business;

     (m) The covenant not to compete agreements with Seller and Shareholder set forth on Exhibits "B" and "B-1" attached hereto and made a part hereof;

     (n) All rights of Seller in the JacqCad Master Computer Program, all updates thereto and all rights of Seller under all license and distributor agreements entered into by Seller regarding such software; and

     (o) All other fees, assets, property, business and going concern value, and rights of Seller (including the rights under covenants or agreements not to disclose confidential information or not to compete, if any), and all other assets of Seller not specifically excluded pursuant to the terms of this Agreement.


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2.3  EXCLUDED ASSETS.

     The Excluded Assets are set forth on Exhibit "C" hereto.

2.4  LEASE AGREEMENTS.

     (a) Seller is the lessee under certain lease agreements providing for payments of more than $5,000.00 per year covering the following real and personal properties:

             (i) Lease by and between Damler Associates, as Landlord, and Seller, as Tenant, dated July 21, 1994, as amended on December 8, 1994, covering the real property located at Lot No. 2, Commonwealth Business Center, Flex-Com Building, Morrisville, North Carolina 27560, as amended by a First Amendment to Lease which provides for an additional 1,750 square feet adjacent to the Lot No. 2 space;

            (ii) Lease by and between Century Center, Inc. and Seller dated May 3, 1994 for approximately 3,564 square feet known as Spaces F and G (556-F/G Arborhill Road) Century Center, Kernersville, North Carolina 27284;

           (iii) Lease by and between BCI Property Company No. 44, a North Carolina general partnership, and Seller dated April 27, 1994 for approximately 3,310 square feet of space in the Bissell Business Park located at 4321 - E. Stuart Andrew Blvd., Charlotte, North Carolina, which Lease was assigned by BCI Property Company No. 44 to Highwoods/Forsythe Limited Partnership as of July 13, 1995;

            (iv) Sublease Agreement by and between Wordsmith Executive Suites, Inc., as Sublessor and Seller, as Sublessee, dated February 14, 1996, covering the real property located at Wordsmith Offices and Secretarial Services, Inc., Suite 339, 84 Villa Road, Second Floor, Greenville, South Carolina 29615;

             (v) Sublease Agreement by and between Seller, as Sublessor, and Allstates Air Cargo, Inc., as Sublessee, dated March 15, 1995, as amended by a First Amendment to Sublease for a portion of the premises located in the Flex-Com Building, Suite 15-A, Morrisville, North Carolina 27560.

            (vi) Lease agreement dated April 4, 1995 for an initial term of two (2) years with Advanta Business Services for one (1) Netframe 8540 cluster server, two (2) 4.2 gb fast/wide live drives and one (1) 64 mb


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                    memory kit.  Monthly rent under such lease is $2,626.00 with an option to purchase at the end of the lease for $1.00;

           (vii) Lease Agreement with Colonial Pacific Leasing as assignee of U.S. Commercial Leasing, Inc. regarding three (3) Xylogics Remote Annex 6100 T-1 Access Servers and one (1) Xylogics Remote Annex 6100 T-1 Server;

          (viii) Lease agreement with General Electric Capital for one (1) Mita DC-5690 copier and one (1) AS7-10 finisher;

            (ix) Lease Agreement with Chrysler Credit Corporation relating to a 1994 Chrysler LHS;

             (x) Lease agreement with First Citizens Bank relating to a 1994 Ford Explorer; and

            (xi) Lease Agreement with First Citizens Bank relating to a 1993 Ford Explorer.

     (b) Seller is the lessor under certain master lease agreements for equipment providing for payments of more than $5,000.00 per year as follows:

             (i)    Loomcraft;

            (ii)    W. Scott Glidden;

           (iii)    We Love Country;

            (iv)    Sedden Ryan Wylde, Inc.;

             (v)    Nosara Design Corporation;

            (vi)    Hafner, Inc.;

           (vii)    Mastercraft;

          (viii)    EBGB;

            (ix)    Bates of Maine;

             (x)    Ty-MAWR;

            (xi)    Masterweave;


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           (xii)    Perfect Home;

          (xiii)    R & D Weaving;


           (xiv)    Prime Vision;

            (xv)    Sales Vision; and

           (xvi)    Mastercraft/Doblin.

     (c) Seller is the Lessor under certain operating lease agreements for equipment providing for payments of more than $5,000.00 per year as follows:

            (i)     Access, Inc.;

           (ii)     Sales Vision;

          (iii)     American Emergencies Vehicle, Inc.; and

           (iv)     Harris Teeter, Inc.

     (d) Seller is the Lessor under certain lease agreements for equipment with Henredon, Inc. and Blueridge Community Action, Inc., which leases have been pledged as security to Dana Commercial Credit Corporation by Seller, including all the equipment and other property which is the subject matter of such lease and including all returned and repossessed equipment with all additions and attachments together with any and all proceeds of whatever nature arising therefrom.


     At the Closing, Seller and Purchaser shall execute necessary documentation for the assignment of these leases and all of Seller's right and interest thereunder to Purchaser and, at the Closing, Seller shall assign all its rights and interests in said leases to Purchaser. Purchaser agrees to indemnify and hold Seller harmless from any liability with respect to the aforementioned leases occurring after the Closing Date. To the extent that the assignment of any lease shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof and Seller shall obtain any such necessary consents or assignments by the Closing.

2.5  INSTRUMENTS OF TRANSFER.

     At Closing, the Seller will deliver to the Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer and assignment as shall be effective to vest in Purchaser good and marketable title and interest in


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     and to the Purchased Assets.  At or after the Closing, and without further consideration, the Seller will execute and deliver to Purchaser such further instruments of conveyance and transfer and take such other action as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser any of the Purchased Assets or for aiding and assisting and collecting and reducing to possession and exercising rights with respect thereto. Seller and the Shareholder agree to use their best efforts to obtain and deliver to Purchaser such consents, approvals, assurances and statements from third parties as Purchaser may reasonably require in a form satisfactory to Purchaser. In addition to the foregoing, Seller will deliver to Purchaser the originals or copies of all of the Seller's books, records and other data relating to the Purchased Assets; and simultaneously with such delivery, the Seller shall take all such acts as may be necessary to put Purchaser in actual possession, and operating control of the Purchased Assets. Seller shall cooperate with Purchaser to permit Purchaser, if possible, to enjoy Seller's ratings and benefits under workmen's compensation laws and unemployment compensation laws to the extent permitted by such laws.

2.6  INSTRUMENTS GIVING CERTAIN ADDITIONAL POWERS AND RIGHTS.

     At the Closing, Seller shall, by appropriate instrument, constitute and appoint Purchaser, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser, or the name of Seller, on behalf of and for the benefit of Purchaser, to collect all receivables and other items being transferred and assigned to Purchaser as provided herein, to endorse, without recourse, any and all checks in the name of Seller the proceeds of which Purchaser is entitled to hereunder, to institute and prosecute, in the name of Seller or otherwise, all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits and proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser may deem advisable. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, directly or indirectly, by the dissolution of Seller or in any manner or for any reason. Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Purchaser, if and when received, any amounts which shall be received by Seller after the Closing in respect of any receivables or other assets, properties, rights or business to be transferred and assigned to Purchaser as provided herein. Seller further agrees that, at any time or from time to time after the Closing, it will, upon the request of Purchaser and at Seller's expense, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further reasonable acts, assignments, transfers, powers of attorney or assurances as may be required in order to further transfer, assign, grant, assure and confirm to Purchaser, or to aid and assist in the collection or granting of possession by Purchaser of, any of the


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     Purchased Assets, or to vest in Purchaser good and marketable title to the Purchased Assets.

                                          3.
                              ASSIGNMENT OF LIABILITIES

3.1  LIABILITIES TO BE PAID OFF AT CLOSING OR ASSUMED.

     A. At the Closing, Purchaser shall pay off (and secure the release of Seller and Shareholder from any personal guaranty or liability with respect to such obligations), the following:

        (i) Seller's obligation to Bank of Granite under a certain Installment Fixed Asset Note in the original principal amount of Five Hundred Thousand Dollars ($500,000.00) dated January 24, 1996, the outstanding amount of which is $435,402.85 Dollars on the Closing Date, which is collateralized by a security interest in the Seller's fixed assets;

       (ii) Seller's obligation to Branch Banking and Trust Company under a certain Commercial Note in the original principal amount of $360,000 Dollars, the outstanding amount of which is One Hundred Fifty-Seven Thousand Two Hundred Eight and 49/100 Dollars ($157,208.49) on the Closing Date which is collateralized by a security interest in certain of the Seller's property.

          The Assumed Liabilities to be paid off as set forth in Sections 3.1 A (i) through (ii), as may have been incurred, increased or decreased since the Balance Sheet to the Pro Forma Balance Sheet for operations in the ordinary course of business or any other transaction permitted by this Agreement, and subject to the satisfaction of the minimum net worth requirements set forth in
          Section 4.1(c) as of September 30, 1996. Any incurrence of or increase or decrease in the amount of the Assumed Liabilities set forth above for the period October 1, 1996 through October 11, 1996 shall be subject to the provisions of Section 10.1.

     B. At the Closing, Purchaser shall assume and pay or discharge when due (and secure the release of Seller and all Shareholders from any and all personal liability or guarantee with respect to such obligations), the following:

       (i) All of the trade accounts payable, accrued expenses, capital lease and unearned service contracts of the Seller relating to the Business incurred in the ordinary course of business consistent with Seller's prior practices and of the same or similar nature as such items as set forth on the Disclosure Schedule, the Pro Forma Balance Sheet, the Financial Statements, or any notes thereto; and


                                        - 64 -


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                                         *$998,183.47 assumed
                                                      trade payables
                                          $2,292,474.60 paid off

      (ii) Seller's obligation to Deutsche Financial Services Corporation, the outstanding amount of which is_______ * Dollars ($__________) on the Closing Date and which is secured by a security interest in the Seller's receivables and inventory.


          The Assumed Liabilities to be assumed as set forth in Sections 3.1.B.(i) through (iv) as may be incurred, increased or decreased since the Balance Sheet to the Pro Forma Balance Sheet for operations in the ordinary course of business or any other transaction permitted by this Agreement, and subject to the satisfaction of the minimum net worth requirements set forth in
          Section 4.1(c) as of September 30, 1996. Any incurrence of or increase or decrease in the amount of the liabilities set forth above to be assumed at Closing for the period October 1, 1996 through October 11, 1996 shall be subject to the provisions of
          Section 10.1.

     C. It is the parties' intent that Purchaser shall pay off at Closing, or assume and pay off or discharge when due, all obligations of Seller set forth in Sections 3.1 A and B above for which the Shareholder has personal liability and Purchaser agrees to use its best efforts to secure the release of the Shareholder from such personal guaranty after Closing if such releases are not secured prior to Closing.

     D. Purchaser shall indemnify and hold harmless Seller from any liability emanating from a guarantee of any liability owed to Dana Commercial Credit Corporation emanating out of leases with Henredon, Inc. and Blue Ridge Community Action, Inc., which were assigned to Dana Commercial Credit Corporation by Seller, to the extent and in the amount not to exceed the value of said leases and the underlying equipment as reflected on the Pro Forma Balance Sheet.

3.2  EXECUTORY CONTRACTS.

     At the Closing, Purchaser shall assume Seller's obligations and pay or discharge when due the following:

       (i) All obligations, to the extent they are assumable, under contracts, leases or agreements of the Seller as set forth on the Disclosure Schedule under Section 7.8; and


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      (ii)     All future Assumed Liabilities for merchandise in transit F.O.B.
               shipping point which has not been received by Seller as of the Closing and for which no bill has been issued by the supplier at such time.

3.3  EXCLUDED LIABILITIES.

     Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume or become responsible for any claim, liability or obligation of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (a "Liability") of Seller except the Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Purchaser shall not assume or become responsible for (unless specifically included on the list of Assumed Liabilities):

          (i) all Liabilities for local, state, federal, sales, franchise, and income and other taxes whether deferred or which have accrued or may accrue or become due and payable by Seller either prior to, on or after the Closing Date, including, without limitation, all taxes and fees of a similar nature arising from the sale and transfer of the Purchased Assets to Purchaser;

         (ii) all Liabilities and obligations to directors, officers, employees or agents of Seller, including, without limitation, all Liabilities and obligations for wages, salary, bonuses, commissions, vacation (except to the extent Purchaser agrees to assume such item) or severance pay, profit sharing or pension benefits, and all Liabilities and obligations arising under any bonus, commission, salary or compensation plans or arrangements, whether accruing prior to, or on or after the Closing Date;

        (iii) all Liabilities and obligations with respect to unemployment compensation claims and workmen's compensation claims and claims for race, age and sex discrimination or sexual harassment or for unfair labor practice which occurred prior to the Closing Date and for which any claim may be asserted by any of the Seller's employees, prior to, on or after the Closing Date;

         (iv) all Liabilities of Seller to third parties for personal injury or damage to property based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted by any third party prior to, on or after the Closing Date;

          (v) all Liabilities and obligations of Seller arising under or by virtue of environmental laws whether accruing prior to, on or after the Closing Date;

         (vi) all Liabilities of Seller, including any costs of attorneys' fees incurred in connection therewith, for litigation, claims, demands or governmental

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

               proceedings arising from occurrences, circumstances or events, or exposure to conditions occurring or existing prior to, on or after the Closing Date;

        (vii) all Liabilities based on any theory of liability or product warranty with respect to any product manufactured or sold prior to the Closing Date and for which any claim may be asserted by any third party, prior to, on or after the Closing Date;

       (viii) all attorneys' fees, accountants or auditors' fees, and other costs and expenses incurred by Seller and/or the Shareholders in connection with the negotiation, preparation and performance of this Agreement or any of the transactions contemplated hereby;

         (ix) All Liabilities of the Seller in connection with the Excluded Assets, including but not limited to the mortgage loan for the real estate being retained by Seller as set forth on Exhibit C;

          (x) Any Liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire shares of its capital stock of any class;

         (xi) Any Liabilities of Seller incurred incident to the redemption of all the issued and outstanding shares of common stock of Seller owned by Neal Becton, Mark Sturgis, James Poynter, Carroll Hoyle, Michael Adams, Landon Lane, Jr. and Ronald Faulkner;

        (xii) Any Liability to Bay Networks, Inc. under the Settlement Agreement dated February 15, 1996;

       (xiii) all other debts, Liabilities, obligations, contracts and commitments (whether direct or indirect, known or unknown, contingent or fixed, liquidated or unliquidated, and whether now or hereinafter arising) arising out of or relating to the ownership, operation or use of any of the Purchased Assets on or prior to the Closing Date or the conduct of the Business of Seller whether prior to, on or after the Closing Date, except only for the liabilities and obligations to be performed by Purchaser constituting the Assumed Liabilities; and

        (xiv) Any Liability relating to the Merisel Datago/Vantage Agreement, which agreement is not being assigned.

       It is the intent of the parties that upon Closing, all employees of Seller will be terminated by it and Purchaser will extend offers of employment to such individuals at such time.


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                                          4.
                          CONSIDERATION FOR PURCHASED ASSETS

4.1    PURCHASE PRICE.

       Subject to the other terms of this Agreement, the Purchase Price for the Purchased Assets shall be the sum of:

       (a) Three Million Seven Hundred Forty-Two Thousand Four Hundred Eighty-Three Dollars ($3,742,483.00); and

       (b) The Assumed Liabilities assumed or paid off under Sections 3.1 A. and/or 3.1 B.

       The sum of the items contained in Sections 4.1(a) and (b) above shall be either adjusted upward or downward by the amount determined under Section 4.1(c) and as further may be adjusted by the provisions of Section 4.1(d)

       (c) Prior to the Closing, Seller shall prepare and deliver to Purchaser the Pro Forma Balance Sheet which shall set forth the Purchased Assets (including, for this purpose only, any Excess Cash) and the Assumed Liabilities as of September 30, 1996. The Pro Forma Balance Sheet shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies as used in the preparation of the March 31, 1996 balance sheet.

             If the Net Assets Amount (as defined below) shown on the Pro Forma Balance Sheet is less than $1,325,000.00, the Purchase Price shall be decreased on a dollar for dollar basis for the difference. Any such reduction shall be offset against the cash portion of the Purchase Price as set forth in Section 4.2(a) below.

             If the Net Assets Amount shown on the Pro Forma Balance Sheet equals or exceeds $1,325,000.00, Seller shall be entitled to retain cash, cash equivalents and investment securities, if any, up to the amount of such excess (the "Excess Cash") and such Excess Cash shall be an Excluded Asset.

             The Net Assets Amount shall mean the total of the Purchased Assets (including, for this purpose only, any Excess Cash) less the total of the Assumed Liabilities, in each case as shown on the Pro Forma Balance Sheet.

             Purchaser shall review the Pro Forma Balance Sheet prior to Closing and shall initially make any adjustments to the Purchase Price based on such Pro

             Forma Balance Sheet.  Not later than the date occurring forty-five
             (45) days after Closing, Seller and Purchaser agree to determine any adjustment to the Pro Forma Balance Sheet resulting from a test of accounts to be performed by such date. Such test of accounts shall include confirmation of Seller's inventory acquired hereunder but not its value.

             In the event that there is Excess Cash as of September 30, 1996, Seller shall be entitled to distribute such Excess Cash prior to Closing, and such distribution shall be deemed as having been undertaken in the ordinary course of business.

             In addition, Seller shall be entitled to be reimbursed by Purchaser for all income or franchise taxes payable by Seller arising from operation of the Business in the ordinary course during the period from October 1, 1996 to the Closing Date, based on taxable income for such period and utilizing an effective income tax rate of 40%. Purchaser shall agree to reimburse Seller for such taxes, if any, as determined by Seller, not later than 30 days after Closing. The determination of the taxable income for such period shall be made in accordance with Seller's internally-generated financial statements consistent with prior periods. Such taxable income shall not include any income attributable to the sale of the Purchased Assets being effectuated hereunder.

       (d) To the extent that the earnings before interest and taxes ("EBIT") of Seller's business for the period April 1, 1996 through the Closing Date and from the Closing Date to March 31, 1997, when such business is operated as a division of Purchaser, exceeds One Million One Hundred Twenty-Five Thousand ($1,125,000.00) Dollars, the Purchase Price shall be increased by an amount equal to the aggregate amount of EBIT in excess of $1,125,000.00 times 2. To the extent that the EBIT of Seller's business for the period April 1, 1996 through the Closing Date and from the Closing Date to March 31, 1997, when such business is operated as Purchaser's DILAN Division, is less than Nine Hundred Twenty-Five Thousand ($925,000.00) Dollars. The Purchase Price shall be decreased by an amount equal to the difference between 925,000 and the total of
             such EBIT times 2.   In the event that the EBIT for the
             computational period is greater than One Million Twenty-Five Thousand ($1,025,000.00) Dollars but less than One Million One Hundred Twenty-Five Thousand ($1,125,000.00) Dollars or in the event such EBIT is less than $1,025,000.00 but greater than $925,000.00, no increase or decrease to the Purchase Price shall be made.

             (i) For purposes of this Section, the term "earnings before interest and taxes" ("EBIT") shall mean the EBIT of Seller from April 1, 1996 to the Closing Date plus the EBIT of Purchaser's DILAN division from the Closing Date to March 31, 1997. In making said determination, all gains or losses realized by Seller or Purchaser's DILAN division on the sale or other disposition of its assets (other than in the ordinary course of business) shall be excluded; all refunds, returns or rebates which are made during such period shall be subtracted along with all accounts receivable that are written off during such period in accordance with Purchaser's accounting system. For purposes of determining Purchaser's DILAN division's EBIT for the period form the Closing Date to March 31, 1997, no overhead allocation of Purchaser's other operations will be charged by Purchaser to such DILAN division. In addition, no deduction shall be taken for any inventory purchased from Seller that is subsequently written down by Purchaser. No sale shall be made by Purchaser's DILAN division for below cost of any inventory purchased hereunder without the express written consent of Purchaser's home office. The Purchaser's DILAN division's EBIT will be calculated on a basis consistent with Seller's financial statements determining EBIT for the period April 1, 1996 to the Closing Date, using the same methodologies, judgments and estimates employed by Seller in preparing such financial statements, all in accordance with generally accepted accounting principles.

                    Within forty-five (45) days of March 31, 1997, Purchaser will deliver to Seller a copy of the report of EBIT prepared by the Company's Certified Public Accountants for the subject period along with any supporting documentation reasonably requested by Seller. Within thirty (30) days following delivery to Seller of such report, Seller shall have the right to object in writing to the results contained in such determination. If timely objection is not made by the Seller to such determination, such determination shall become final and binding for purposes of this Agreement. If timely objection is made by Seller to Purchaser and Seller and Purchaser are able to resolve their differences in writing within thirty (30) days following the expiration of the thirty (30) day period, then such determination shall become final and binding as it regards to this Agreement.
                    If timely objection is made by Seller to Purchaser and Seller and Purchaser are unable to resolve their differences in writing within thirty (30) days following the expiration of the thirty (30) day period, then all disputed matters pertaining to the report shall be submitted to and reviewed by an arbitrator (the "Arbitrator") which shall be an independent accounting firm selected by Purchaser and Seller. If Purchaser and Seller are unable to agree promptly on an accounting firm to serve as the Arbitrator, each shall select by no later than the thirtieth (30th) day following the expiration of the sixty (60) day period, an accounting firm, and the selected accounting firm shall be instructed to select promptly another accounting firm, the firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon the Seller and Purchaser. Expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne by Seller, unless the arbitration panel determines that the determination of EBIT is greater by Fifty Thousand ($50,000.00) Dollars or more than the determination made by Company's accounting firm, in which case the expense of the arbitration (including reasonable attorney and accounting fees) shall be borne by Purchaser.

             (ii) Any increase or decrease to the Purchase Price resulting from any adjustments made under this Section 4.1(d) shall be made by increasing or decreasing the promissory note referenced in Section 4.2(b). If, prior to such adjustment, Purchaser has made any interest payment to Seller under such promissory note, the parties agree to adjust any prior payments to equitably reflect either the increase or decrease made to the Purchase Price as a result of any adjustments contained in Section 4.1(d).

4.2    PAYMENT OF THE PURCHASE PRICE.

       Subject to the conditions, covenants, representations and warranties hereof, at Closing, Purchaser shall deliver:

       (a) By wire transfer to Seller in the amount of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) less any deficiency in the Net Asset Amount on the Pro Forma Balance Sheet as described in
             Section 4.1(c) ($53,517.00). One Hundred Twenty-Five Thousand ($125,000.00) Dollars of such amount shall be held in an escrow account with Seller's and Purchaser's counsel as escrow agents pending the conclusion of the test of accounts to be performed within forty-five (45) days of the closing as set forth in Section 4.1(c).

       (b) The Purchaser's Subordinated Promissory Note in the principal amount of One Million Ninety-Six Thousand Dollars ($1,096,000.00) in the form attached hereto as Exhibit "D" (the "Note") as may be adjusted by the provisions of Section 4.1(d). Such Note shall be subordinate to Purchaser's lender pursuant to the terms of a Subordination Agreement in the form attached hereto as Exhibit "E";

       (c) The assumption or payment of the Assumed Liabilities assumed by Purchaser pursuant to Sections 3.1 A. or B.

4.3    ALLOCATION OF PURCHASE PRICE.

       The Purchase Price to be paid to Seller hereunder, including Assumed Liabilities assumed or paid by Seller pursuant to Section 3.1 A. or
       Section 3.1 B., shall be allocated as set forth on Exhibit "F" attached hereto. Seller, Shareholders and Purchaser agree that each shall act in a manner consistent with such allocation in (a) filing Internal Revenue Form 8594; and (b) in paying sales and other transfer taxes in connection with the purchase and sale of assets pursuant to this Agreement. The parties agree to enter into an amendment to Exhibit "F" upon the finalization of the balance sheet of Seller as of the Closing Date and the determination to be made under Section 4.1(d), as approved by Purchaser, within thirty (30) days of the final determination of any adjustments required by Section 4.1(d). The Purchase Price for the Purchased Assets shall be allocated in the manner set forth on Exhibit "F" attached hereto.

4.4    CERTAIN CLOSING EXPENSES.

       Seller shall be liable for and shall pay all federal, state and local sales taxes (if any), documentary stamp taxes, and all other duties, or other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets by Seller to Purchaser.

                                          5.
                                EMPLOYMENT AGREEMENTS

5.1    EMPLOYMENT AGREEMENT OF SHAREHOLDERS.

       At Closing, Purchaser shall enter into Employment Agreements with R. Martin and Carroll Hoyle. Copies of said Employment Agreements are attached hereto and made a part hereof as Exhibits "G-1" and "G-2."

                                          6.
                                   LEASE AGREEMENT

6.1 LEASE AGREEMENT - 1225 25TH STREET PL, SE, HICKORY, NORTH CAROLINA REAL ESTATE.

       Seller is the owner of the real estate located at 1225 25th Street PL, SE,. Hickory, North Carolina 28602, which real estate is an Excluded Asset. As a condition to the Closing of this Agreement, Seller shall have entered into a Lease Agreement with Purchaser in the form attached hereto as Exhibit "H."

                                          7.
                     REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                 AND THE SHAREHOLDER

       Except as set forth in the Disclosure Schedule attached hereto, Seller and Shareholder, jointly and severally, represent and warrant to Purchaser that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time:

7.1    ORGANIZATION, GOOD STANDING, QUALIFICATION AND POWER OF SELLER.

       Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and authority to own, lease and operate the Purchased Assets and to conduct the Business currently being conducted by it. The Seller is duly qualified and validly existing in North Carolina and in good standing in each of the other jurisdictions in which it is required by the nature of its business or the ownership of its properties to so qualify. Seller has no subsidiaries. The Disclosure Schedule correctly lists, with respect to the Seller, each jurisdiction in which it is qualified to do business as a foreign corporation.

7.2    CAPITALIZATION.

       The authorized capitalization of the Seller consists solely of 400,000 shares of no par common stock, of which 136,000 shares representing one hundred percent (100%) of the issued stock are currently owned in the manner set forth in the second recital on page 1 of this Agreement, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. Seller is not obligated to issue or acquire any of its securities, nor has it granted options or any similar rights with respect to any of its securities, except for the options set forth on Exhibit I, which options shall be cancelled prior to the Closing of this transaction.

7.3    AUTHORITY TO MAKE AGREEMENT.

       Seller and Shareholder have the full legal power and authority to enter into, execute, deliver and perform their respective obligations under this Agreement and each of the other agreements, instruments and other instruments to be delivered incident hereto ("Other Seller Documents"). This Agreement and the Other Seller Documents have been duly and validly executed and delivered by Seller and Shareholder, and are the legal and binding obligation of each of them, enforceable in accordance with their respective terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally. Seller has taken all necessary action (including action of its Board of Directors and Shareholder) to authorize and approve the execution and delivery of this Agreement and the Other Seller Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

7.4    EXISTING AGREEMENTS, GOVERNMENTAL APPROVALS AND PERMITS.

       (a) The execution, delivery and performance of this Agreement and the Other Seller Documents by Seller, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser as contemplated in this

             Agreement, and the consummation of the other transactions contemplated thereby: (i) do not violate any provisions of law, statute, ordinance or regulation applicable to Seller, the Shareholder or the Purchased Assets, (ii) (except for Seller's secured creditors set forth in Section 3.1, whose consent shall be obtained prior to Closing) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, deed of trust, or other instrument, contract or agreement or any license, permit, approval, authority, or any order, judgment, arbitration award, or decree to which Seller or the Shareholder is a party or by which Seller or the Shareholder or any of their assets and properties are bound (including, without limitation, the Purchased Assets), and
             (iii) will not result in the creation of any encumbrance upon any of the properties, assets, or Business of Seller or of the Shareholder. Neither Seller, nor the Shareholder, nor any of their assets or properties (including, without limitation, the Purchased Assets) is subject to any provision of any mortgage, lease, contract, agreement, instrument, license, permit, approval, authority, order, judgment, arbitration award or decree, or to any law, rule, ordinance, or regulation, or any other restriction of any kind or character, which would prevent Seller or the Shareholder from entering into this Agreement or any of the Other Seller Documents or from consummating the transactions contemplated thereby.

       (b) Neither Seller nor the Shareholder is a party to, subject to or bound by any agreement, judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which would prevent the use by Purchaser of the Purchased Assets in accordance with present practices of Seller after the Closing Date or which, by operation of law, or pursuant to its terms, would be breached, terminate, lapse or be subject to termination or default under (in each case whether with or without notice, the passage of time or both) upon the consummation of the transactions contemplated in this Agreement.

       (c) No approval, authority or consent of, or filing by Seller with, or notification to, any foreign, federal, state or local court, authority or governmental or regulatory body or agency or any person is necessary to authorize the execution and delivery of this Agreement or the Other Seller Documents by Seller or the Shareholder, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser, or the consummation of the other transactions contemplated thereby, or to continue the use and operation of the Purchased Assets by Purchaser after the Closing Date.

7.5    FINANCIAL STATEMENTS.

       A. Copies of the Financial Statements are attached to the Disclosure Schedule. Each of the Financial Statements are true and complete in all material respects and were prepared in accordance with generally accepted accounting principles (except for the unaudited Balance Sheet and Pro Forma Balance Sheet of Seller which were prepared as set forth in Section 1.11) applied on a consistent basis throughout the periods indicated (except as noted on such Financial Statements) and fairly present in all material respects the financial position and condition of the Seller as of the respective dates thereof and the results of its operation and changes in financial position for the respective periods then ended.

       B. Except to the extent reflected, reserved against, or disclosed on the Pro Forma Balance Sheet, the Financial Statements, or the Disclosure Schedule, the Seller had, as of such date, no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, unfunded pension or other retirement plan liabilities and tax liabilities whether or not incurred in respect of or measured by the Seller's income, for any period prior to the date of said Financial Statements, or arising out of transactions entered into or any set of facts existing prior thereto. Except to the extent disclosed on the Disclosure Schedule, there exists no basis for the assertion against Seller, as of the date of the Financial Statements or the Pro Forma Balance Sheet, of any material liability of any nature or in any amount not fully reflected, reserved against, or disclosed in said Financial Statements or Pro Forma Balance Sheet.

7.6    CUSTOMERS.

       The Disclosure Schedule includes a correct list of the twenty-five (25) largest customers of the Seller by sales in dollars for each of the past two (2) years and the amount of business done by the Seller with each such customer for each year. Assuming that Purchaser continues to conduct the Business in the ordinary course consistent with Seller's prior practices generally and specifically with respect to Seller's current customers, Seller has no actual knowledge that any of the current customers of Seller will or intend to (a) cease doing business with the Seller; or (b) materially alter the amount of business they are presently doing with the Seller; or (c) not do business with the Purchaser after the Closing. For purposes of this Section 7.6, actual knowledge of Seller shall be limited to the actual knowledge of the officers of Seller.

7.7    INTANGIBLE PROPERTY.

       The Disclosure Schedule includes an accurate list and summary description of all patents, franchises, distributorships, registered and unregistered trademarks, trade names and service marks, licenses, brand names and company lists and all applications for the foregoing, presently owned and/or held (as a licensee or otherwise) by the Seller. The Seller is not a licensor in respect to any patents, trade secrets, inventions, shop rights, know-how, trademarks, trade names, copyrights, or applications therefor. The Disclosure Schedule contains an accurate and complete description of such intangible property and the items of all licenses and other agreements relating thereto. All of the above-mentioned intangibles used in the Seller's Business are the sole property of the Seller, do not require the consent of or consent to any other person as a condition to their use or the transaction provided for herein and do not infringe upon the rights of others.

7.8    SIGNIFICANT AGREEMENTS.

       The Disclosure Schedule contains an accurate and complete list of all contracts, agreements, licenses, instruments and understandings (whether or not in writing) to which the Seller is a party or is bound and that are material to the Business, assets, financial condition or results of operations of the Seller. Without limiting the generality of the foregoing, such list includes all such contracts, agreements, licenses and instruments:

       (a) Providing for payments of more than Five Thousand ($5,000.00) per year;

       (b) Providing for the extension of credit other than consistent with normal credit terms described in the Disclosure Schedule;

       (c) Limiting the ability of the Seller to conduct its Business or any other business or to otherwise compete in its or any other business, including as to manner or place;

       (d)   Providing for a guarantee or indemnity by the Seller;

       (e)   With any Affiliate of Seller;

       (f) With any labor union or employees' association connected with Seller's Business;

       (g) For the employment or retention of any director, officer, employee, agent, shareholder, consultant, broker or advisor of Seller or any other contract between Seller and any director, officer, employee, agent, shareholder, consultant or advisor which does not provide for termination at will by the Seller without further cost or other liability to the Seller as of or at any time after the Closing.

       (h) In the nature of a profit sharing, bonus stock option, stock purchase, pension, deferred compensation, retirement, severance, hospitalization, insurance or other plan or contract providing benefit to any person or former director, officer, employee, agent, shareholder, consultant, broker or advisor of Seller, or such person's dependents, beneficiaries or heirs;

       (i) In the nature of an indenture, mortgage, promissory note, loan or credit agreement or other contract relating to the borrowing of money or a line of credit by the Seller or relating to the direct or indirect guarantee or assumption by the Seller of obligations of others;

       (j) Leases or subleases with respect to any property, real, personal or mixed, in which the Seller is involved, as lessor or lessee; and

       (k) Distributorship Agreement(s) or License Agreement(s) with respect to any property which Seller has entered into as licensor.

       True and correct copies of all items so disclosed in the Disclosure Schedule have been provided or made available to Purchaser. Each of such items listed, or required to be listed, is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally, and there have been no material defaults or claims of material default by the Seller and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by the Seller, or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any asset of the Seller. There are no material oral contracts, agreements or understandings made by the Shareholder, whether or not binding, material to the Seller, except such as have been disclosed in the Disclosure Schedule and for which an accurate summary description has been provided.

7.9    INVENTORY.

       The Disclosure Schedule contains a copy of Seller's inventory as of September 30, 1996. No item included in the Inventory of Seller is held by the Seller on consignment from others.

7.10   ACCOUNTS RECEIVABLE.

       All accounts and notes receivable of the Seller, as reflected on the Pro Forma Balance Sheet, represent sales actually made in the ordinary course of business, are valid obligations of the respective debtors without any known claims or defenses and are fully collectible net of any reserve as reflected on the September 30, 1996 pro forma balance sheet.

7.11   TAXES.

       Except as to taxes not yet due and payable, and except for taxes the payment of which is being diligently contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles, Seller has filed all returns and reports that are now required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it, or its property, including unemployment, social security and similar taxes; and all of such taxes have been either paid or adequate reserves or other provision has been made therefor.

7.12   TITLE TO PURCHASED ASSETS.

       (a) With respect to all Purchased Assets sold, at the Closing Seller shall have good and marketable title to the Purchased Assets being acquired by Purchaser, free and clear of all liens, security interests, encumbrances, leases and charges whatsoever; immediately after the transfer of all the Purchased Assets being acquired by Purchaser from Seller, Purchaser will own all of said Purchased Assets free and clear of all leases, liens, claims, encumbrances and charges whatsoever, whether perfected or unperfected; and, by way of illustration but not limitation, there are not any unpaid taxes, assessments or charges due or payable by Seller to any federal, state or local agency, or any obligations or liabilities or any unsatisfied judgments against, or, to the best of Seller's knowledge, any litigation or proceedings pending or threatened against Seller by Seller's employees, clients, customers, creditors, suppliers, or any other party (nor state of facts for any such obligation, liability, litigation or proceeding), that could become a claim, obligation, liability, lien or other charge of or against Purchaser or the Purchased Assets.

       (b) Except as otherwise specifically set forth herein, Seller is not a party to any contract, agreement, lease or commitment that would result in any claim, obligation, liability, lien or other charge against Purchaser or the Purchased Assets, and Purchaser is not obligated to assume the obligations under any contract, agreement, lease or commitment of Seller, except as specifically set forth herein.

7.13   PENDING ACTIONS.

       Seller has not been served with or received notice of any actions, suits, arbitrations, NCOSHA, EPA or other governmental violations, or any other proceedings or investigations, either administrative or judicial, strikes, lockouts or NLRB charges or complaints ("Actions and Disputes"). To the best of Seller's knowledge, there are no Actions or Disputes pending or threatened against or affecting (directly or indirectly) the Seller or its property or assets, nor are there any facts or conditions which exist which would give rise to any such Actions or Disputes which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

7.14   INSURANCE.

       The Disclosure Schedule contains an accurate and complete listing (showing type of insurance, amount, insurance company, annual premium and special exclusions) of all policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Seller. All such policies are in full force and effect; are sufficient for compliance with all requirements of law and of all agreements to which the Seller is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Seller and will remain in full force and effect through the Closing. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the Seller by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Entity requiring or recommending any repairs or other work to be done on or with respect to any of the properties and assets of the Seller or requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or assets of the Seller.

7.15   STATUS OF BUSINESS.

       (a) Since March 31, 1996, the Business of the Seller has been operated only in the ordinary course, and, except as set forth in the Disclosure Schedule or permitted under Exhibit C dealing with Excluded Assets, there has not been with respect to the Business:

             (i) Any material change in its condition (financial or other), assets, liabilities, obligations, business or earnings, except changes in the ordinary course of business, none of which in the aggregate has been materially adverse;

            (ii) Any material liability or obligation incurred or assumed, or any material contract, agreement, arrangement, lease (as lessor or lessee), or other commitment entered into or assumed, on behalf of the Business, whether written or oral, except in the ordinary course of business;

           (iii) Any purchase or sale of material assets in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of material assets, except in the ordinary course of business;

            (iv) Any waiver or release of any material rights, except for rights of nominal value;

             (v) Any cancellation or compromise of any material debts owed to Seller or material claims known by Seller against another person or entity, except in the ordinary course of business;

            (vi) Any damage or destruction to or loss of any physical assets or property of Seller which materially adversely affects the Business or any of the properties of the Seller (whether or not covered by insurance);

           (vii) Any material changes in the accounting practices, depreciation or amortization policy or rates theretofore adopted by the Seller, or any material revaluation or write-up or write-down of any of its assets;

          (viii) Any direct or indirect redemption, purchase or other acquisition for value by the Seller of its shares, or any agreement to do so;

            (ix) Any material increase in the compensation levels or in the method of determining the compensation of any of the Seller's officers, directors, agents or employees, or any bonus payment or similar arrangement with or for the benefit of any such person, any increase in benefits expense to the Seller, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of employees of the Seller, except in the ordinary course of business;

             (x) Any loans or advances between the Seller and any Shareholder, or any family member or any associate or Affiliate of the Seller or of any Shareholder;

            (xi) Any material contract cancelled or the terms thereof amended or any notice received with respect to any such contract terminating or threatening termination or amendment of any such contract;

           (xii) Any transfer or grant of any material rights under any leases, licenses, agreements, or with respect to any trade secrets or know-how;

          (xiii) Any labor trouble or employee controversy materially adversely affecting its Business or assets; or

           (xiv) Any dividend or other distribution on or in respect of shares of its capital stock.

       (b)     Seller is not

            (i) in violation of any outstanding judgment, order, injunction, award or decree specifically relating to the Business, or

           (ii) in violation of any federal, state or local law, ordinance or regulation which is applicable to the Business, except where such violation does not have a materially adverse effect on the Business.

             Seller has all permits, licenses, orders, approvals, authorizations, concessions and franchises of any federal, state or local governmental or regulatory body that are material to or necessary in the conduct of the Business, except where failure to have such permit, license, order, approval, authorization, concession or franchise does not have a materially adverse effect on the Business. All such permits, licenses, orders, approvals, concessions and franchises are set forth on the Disclosure Schedule and are in full force and effect and there is no proceeding, or to the knowledge of Seller, threatened to revoke or limit any of them.

       (c) No claim, litigation, action, investigation or proceeding is pending or, to the knowledge of Seller, threatened, and no order, injunction or decree is outstanding, against or relating to the Business or its assets, and Seller does not know of any information which could result in such a claim, litigation, action, investigation or proceeding, which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

       (d) Seller has accrued or paid in full, to all employees of the Business, in the normal course of its operations, all wages, salaries, commissions, bonuses, vacations and other direct compensation for all services performed by them. To the best of Seller's knowledge, Seller is in compliance with all federal, state and local laws, ordinances and regulations relating to employment and employment practices at the Business, and all employee benefit plans and tax laws relating to employment at the Business, except where such non-compliance would not have a materially adverse effect on the Business. There is no unfair labor practice complaint against Seller relating to the Business pending before the National Labor Relations Board or similar agency or body and, to the best of Seller's knowledge, no condition exists that could give rise to any unfair labor practice complaint. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or involving the Business.

7.16   ENVIRONMENTAL LAWS.

       (a) To the best of Seller's knowledge, the real estate located at (i) 1225 25th Street, PL, SE, Hickory, North Carolina 28602, (ii) Lot No. 2, Commonwealth Business Center, Flex-Com Building, Morrisville, North Carolina 27560 (iii) Spaces F and G (556-F/G Arborhill Road) Century

             Center, Kernersville, North Carolina 27284; (iv) 4321-E Stuart Andrew Blvd., Charlotte, North Carolina; (v) the real estate leased under Sublease Agreement by and between Seller as tenant and Allstates Air Cargo, Inc. as sublessee dated March 15, 1995, as amended by a First Amendment to Sublease; and (vi) Suite 339, 84 Villa Road, Second Floor, Greenville, South Carolina 29615 ("Real Estate") have not been used or operated in any fashion involving producing, handling and disposing of chemicals, toxic substances, wastes and effluent materials, x-rays or other materials or devices in material violation of any laws, rules, regulations or orders, and to the best of Seller's knowledge, the Real Estate is in material compliance with applicable laws, regulations, ordinances, decrees and orders arising under or relating to health, safety, and environmental laws and regulations, including without limitation the Federal Occupation and Safety Health Act, 29 U.S.C. Section 651, et seq.; Federal Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901, et seq.; Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601, et seq.; the Federal Clean Air Act, 42 U.S.C. Section 2401, et seq.; the Federal Clean Water Act, 33 U.S.C. Section 1251, et seq.; and all state and local laws that correspond therewith or supplement such laws.

       (b) To the best of Seller's knowledge, the Real Estate has not been operated, in violation of any laws, rules, regulations or orders, so as to involve or create any surface impoundments, incinerators, land fills, waste storage tanks, waste piles, or deep well injection systems or for the purpose of storage, treatment or disposal of a hazardous waste as defined by RCRA or hazardous substance, pollutant or contaminate as defined by CERCLA and, to the best of Seller's knowledge, no acts have been committed that would make the Real Estate or any part thereof subject to remedial action under RCRA or CERCLA or corresponding state or local laws.

       (c) To the best of Seller's knowledge, there have not been, are not now and as of the Closing Date, there will be no solid waste, hazardous waste, hazardous substance, toxic substance, toxic chemicals, pollutants or contaminants, underground storage tanks, purposeful dumps, or accidental spills in, on or about the Real Estate or any of the assets of the Seller, whether real or personal, owned or leased, or stored on any real property owned or leased by the Seller or by the Seller's lessees, licensees, invites, or predecessors.

       (d) Seller is not engaged in, and to the best of Seller's knowledge and belief, is not threatened with any litigation, or governmental or other proceeding which may give rise to any claim against the Real Estate. Specifically, there are no pending suits, charges, actions, governmental investigations, or other proceedings, involving, directly or indirectly without limitation, the laws, statutes and regulations set forth in subsection (a), above, whether initiated by a third party or by Seller and there are none, to the best of Seller's knowledge, threatened against or relating to or involving the Real Estate or the transactions contemplated by this Agreement. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

       (e) The Disclosure Schedule will list all waste disposal sites, dump sites and other areas either on the Real Estate or offsite at which hazardous or toxic waste generated by the Seller has been disposed (in each case identifying such waste) and it will specifically identify each such site or area which is or has been included in any published federal, state or local (domestic or foreign) superfund or other list of hazardous or toxic waste sites or areas.

       (f) To the best of Seller's knowledge, Seller has obtained all permits, and licenses and other authorizations required by all environmental laws; and all of such permits, licenses and other authorizations are in full force and effect as of the date hereof. A true and correct list of all such permits, licenses and other authorizations is set forth in the Disclosure Schedule.

7.17   CERTAIN EMPLOYEES

       (a) Each of the following is included in the list of agreements set forth in the Disclosure Schedule: all collective bargaining agreements, employment and consulting agreements, bonus plans, deferred compensation plans, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits of employees of the Seller.

       (b) The Disclosures Schedule contains a true, complete and accurate list of the following: the names, positions, and compensation of the present employees of the Seller, together with a statement of the annual salary payable to salaried employees and a summary of the bonuses and description of agreements for additional compensation and other like benefits, if any, paid or payable to such persons for the period set forth in the Disclosure Schedule. Except as listed in the Disclosure Schedule, to the best of Seller's knowledge, all employees of Seller are employees-at-will.

       (c) Seller has no retired employees who are receiving or are entitled to receive any payments, health or other benefits from Seller.

7.18   PAYMENTS TO EMPLOYEES.

       All accrued obligations of Seller relating to employees and agents of Seller, whether arising by operation of law, by contract, or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or his heirs, legatees, or legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security benefits have been paid or accrued by Seller. All obligations of Seller as an employer or principal relating to employees or agents, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or may become payable to such employees or agents, have been paid or will be paid or accrued by Seller.

7.19   CHANGE OF CORPORATE NAME.

       At the Closing, Seller, if requested by Purchaser will adopt and file with the Secretary of State of North Carolina an amendment to the Articles of Incorporation of Seller changing the name of Seller to a name substantially dissimilar to "Communications Technology, Inc., d/b/a DILAN" and Seller shall also execute a Consent for Use of Similar Name form, as set forth in the Disclosure Schedule granting to Purchaser the use of the name "Communications Technology, Inc., d/b/a DILAN." In addition, Shareholder, if requested by Purchaser, will require DILAN, Inc. a North Carolina corporation owned solely by Shareholder to adopt and file with the Secretary of State of North Carolina an Amendment to the Articles of Incorporation of DILAN, Inc. changing the name of such corporation to a name substantially dissimilar to DILAN and Seller shall also execute a consent for use of similar name form, as set forth in the Disclosure Schedule granting to Purchaser the use of the name DILAN.

7.20   BROKERS AND FINDERS.

       Except as set forth in the Disclosure Schedule, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.

7.21   PRESERVATION OF ORGANIZATION.

       Except as set forth on the Disclosure Schedule, since March 31, 1996, the Seller has kept intact the Business and organization of the Seller; retained the services of all the Seller's material employees and agents, retained the Seller's arrangements with the manufacturers of the products distributed by Seller in the same manner as conducted prior to such date, and engaged in no transaction other than in the ordinary course of Seller's Business.

7.22   ABSENCE OF CERTAIN PAYMENTS.

       To the best of Seller's knowledge, neither Seller, nor any director, officer, agent, Affiliate, employee or other person associated with or acting on behalf of any of them, have used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds, or made or received any payment, whether direct or indirect, to or from any supplier or customer of the Seller, for purposes other than the satisfaction of lawful obligations, or established or maintained any unlawful or unrecorded funds.

7.23   SUPPLIERS.

       The Disclosure Statement sets forth the names of and description of contractual arrangements (whether or not binding or in writing) with the twenty-five (25) largest suppliers of the Seller by sales or services in dollars. Assuming that Purchaser continues to conduct the Business in the ordinary course consistent with Seller's prior practices generally and specifically with respect to Seller's current suppliers, Seller has no direct knowledge that any of the current suppliers of the Seller will, or intend to, (a) cease doing business with the Seller; or (b) materially alter the amount of business they are currently doing with the Seller; or
       (c) not do business with the Purchaser after the Closing. For purposes of this Section 7.23, direct knowledge of Seller shall be limited to the direct knowledge of the officers of Seller.

7.24   PRODUCT LIABILITY CLAIMS.

       To the best of Seller's knowledge, there are no material product liability claims against the Seller, either potential or existing, which are not fully covered by product liability insurance coverage with a responsible company which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

7.25   EMPLOYEE BENEFIT PLANS.

       For the purposes of this Section 7.25, "Seller" shall include all persons who are members of a controlled group, a group of trades or businesses under common control, or an affiliated service group (within the meanings of Sections 414(b), (c) or (m) of the Code), of which the Seller is a member.

       (a) The Employee Benefit Plans presently maintained by the Seller or to which the Seller has contributed within the past six (6) years, including any terminated or frozen plans which have not yet distributed all plan assets, are fully set forth in the Disclosure Schedule. For purposes of this provision, the term "Employee Benefit Plan" shall mean:

               (i) A Welfare Benefit Plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment (including any plan or program of severance pay), or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or any benefit described in Section 302(c) of the Labor Management Relations Act of 1947;

              (ii) An Employee Pension Benefit Plan as defined in Section 3(2) of ERISA established or maintained by the Seller for the purpose of providing retirement income to employees or for the purpose of providing deferral of income by employees for periods extending to the termination of covered employment or beyond; and

             (iii) Any other plan or arrangement not covered by ERISA but which provides benefits to employees or former employees and results in an accrued liability on the part of the Seller either by contract or by operation of law.

       (b) With respect to any such Employee Benefit Plans, the Seller represents and warrants that, to the best of Seller's knowledge;

             (i) The Seller has not, with respect to any Employee Benefit Plans, engaged in any prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

            (ii) The Seller has, with respect to any Employee Benefit Plans, complied with all reporting and disclosure requirements required by Title I, Subtitle B, Part 1 of ERISA.

           (iii) There was no accumulated funding deficiency (as defined in section 302 of ERISA and Section 412 of the Code) with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan, whether or not waived, as of the last day of the most recent fiscal year of the plans ending prior to the date of this Agreement.

            (iv) There are no contributions due to any Employee Pension Benefit Plan for the most recent fiscal year of the plans ending prior to the date of this Agreement and the Seller's Financial Statements reflect any liability of the Seller to make contributions to the Employee Pension Benefit Plans.

             (v) No material liability to the Pension Benefit Guaranty Corporation ("PBGC") has been asserted with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan.

            (vi) There has been no reportable event as described in Section 4043(b) of ERISA since the effective date of Section 4043 of ERISA with respect to any Employee Pension Benefit Plan which is a defined benefit plan.

           (vii) Except for claims for benefits by participants and beneficiaries in the normal course of events, to the best of Seller's knowledge, there are no claims, pending or threatened, by any individual or Governmental Entity, which, if decided adversely, would have a material adverse effect upon the financial condition of any Employee Benefit Plan, the plan administrator of any Employee Benefit Plan, or the Seller.

          (viii) The Seller has made available for inspection all annual reports for the Seller filed on Internal Revenue Service ("IRS") Form 5500 or 5500C, all reports for the Seller prepared by an actuary for the last three plan years, the plan and trust documents and the Summary Plan Description, as amended, for each Employee Benefit Plan and the last filed PBGC1 Form (if applicable) for each Employee Benefit Plan, with respect to any Employee Benefit Plans other than multi-employer plans (within the meaning of Section 3(37) of ERISA), and other reports filed with the PBGC during the last three plan years.

            (ix) All Employee Pension Benefit Plans are intended to be qualified retirements plans under the Code. The IRS has issued, and the Seller has made available for inspection, one or more favorable determination letters with respect to the qualification of all Employee Pension Benefit Plans stating that from the inception of each such plan, such plan has been qualified under Section 401(a) of the Code and each trust maintained in connection with such plan has been and is exempt under Section 501(a) if the Code. The time for adoption of any amendments required by changes in the Code since such determination letters were issued, or changes required by the IRS as a condition for continued qualification of such plans has not expired, or did not expire without such amendments being made. Such plans are now, and always have been, established in writing and maintained and operated in accordance with the plan documents, ERISA, the Code, and all other applicable laws.

             (x) There is no liability arising from the termination or partial termination of any Employee Benefit Plan, except for liabilities as to which adequate reserves are reflected on the Financial Statements, and there exists no condition presenting a material risk of such liability.

            (xi) The Seller has timely made any contributions it is obligated to make to any multi-employer plan within the meaning of
                    Section 3(37) of ERISA. The Seller has no liability arising as a result of withdrawal from any multi-employer plan, no such withdrawal liability has been asserted and no such withdrawal liability will be asserted with regard to any withdrawal or partial withdrawal on or before the date of this Agreement.

7.26   REDEMPTION OF CERTAIN SHAREHOLDERS.

       Seller and Shareholder represent and warrant that as of the Closing Date, Shareholder will own one hundred percent (100%) of the issued and outstanding common stock of the Company; and that the Company will have no other equity securities or rights to acquire equity securities issued and outstanding on the Closing Date. Furthermore, Seller and Shareholder represent and warrant that on October 1 thru October 10, 1996 Seller redeemed all of the issued and outstanding shares of common stock of Seller owned by Neal Becton, Mark Sturgis, James Poynter, Carroll Hoyle, Michael Adams, Landon Lane, Jr. and Ronald Faulkner (the "Redeemed Shareholders"). In connection with the redemption of shares of common stock from the Redeemed Shareholders, Seller and Shareholder disclosed all material facts concerning this Agreement and Seller's and Shareholder's transactions with Purchaser, including all material terms, conditions and considerations that occurred prior to the redemption. In making such disclosures to the Redeemed Shareholders and in redeeming the Redeemed Shareholders' shares of common stock, Seller and Shareholder did not make any untrue statement of a material fact, or omit to state a material fact necessary to make all such statements and disclosures not misleading. Seller and Shareholder shall indemnify and hold harmless Purchaser, its successors and assigns, against all loss, liability, damage or expense (including, without limitation, interest, penalties and reasonable attorneys' fees) arising from and in connection with any misrepresentation or material omission or breach of the representations and warranties set forth in this paragraph.

7.27   FULL DISCLOSURE.

       None of the representations and warranties made by the Seller herein, or made on its behalf, including any disclosures made in the Disclosure Schedule, contains or will contain, to the best of Seller's knowledge, any untrue statement of material fact or omits or will omit any material fact.

                                          8.
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time.

8.1    ORGANIZATION, GOOD STANDING AND POWER OF PURCHASER.

       (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and lawful authority to execute, deliver and perform this Agreement and conduct the Business of Seller currently conducted by Seller in each of the jurisdictions in which Seller currently conducts its Business, which are the only jurisdictions where the failure to be so qualified by Purchaser will have a material adverse effect on the business prospects or financial condition of Purchaser.

8.2    STATUS OF AGREEMENTS.

       (a) All requisite corporate action (including action of its Board of Directors) to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by and on behalf of Purchaser ("Other Purchaser Documents") in connection herewith has been taken by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms. All Other Purchaser Documents in connection herewith will, when executed and delivered, constitute the valid and binding obligation of Purchaser enforceable in accordance with their respective terms.

       (b) No authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required (except for Purchaser's primary lender, Star Bank, N.A., whose consent shall be obtained prior to Closing) in connection with the execution, delivery or performance of this Agreement or any Other Purchaser Documents in connection herewith.

       (c) Neither the execution, delivery nor performance of this Agreement or any of the Other Purchaser Documents in connection herewith does or will:

             (i) conflict with, violate or result in any breach of any judgment, decree, order, statute, ordinance, rule or regulation applicable to Purchaser;

            (ii) conflict with, violate or result in any breach of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser's assets or properties is bound, or constitute a default thereunder or give rise to a right of acceleration of an obligation of Purchaser; or

           (iii) conflict with or violate any provision of the Articles of Incorporation or By-Laws of Purchaser.

8.3    BROKERS AND FINDERS.

       No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Purchaser in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.

                                          9.
                                     COMPETITION

9.1 As an inducement for and in consideration of Purchaser entering into this Agreement, Seller and Shareholder agree to enter into a Covenant Not to Compete Agreement, in the form of Exhibits "B" and "B-1", respectively, attached hereto and made a part hereof.

9.2 As an express condition of this Agreement, certain key employees of Seller and/or former shareholders that were redeemed as set forth in
       Section 7.26, specifically, Neal Becton, Landon Lane, Jr., Carroll Hoyle, Mark Sturgis, Michael Adams and Ronald Faulkner shall enter into covenant not to compete agreements in the form of Exhibits "B-2", "B-3", "B-4","B-5", "B-6" and "B-7", respectively, attached hereto and made a part hereof.

                                         10.
                                  INTERIM OPERATIONS

10.1   SELLER'S COVENANTS.

       From the date of the Pro Forma Balance Sheet to the Closing Date and except as set forth on the Disclosure Schedule, Seller shall not:

       (i) change its articles of incorporation or bylaws or merge or consolidate with or into any entity, or acquire control of any entity, or obligate itself to do so;

      (ii) issue or agree to issue any shares of the capital stock of the Seller or any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue, transfer, sale or delivery of any such capital stock;

     (iii) declare, set aside or pay any dividend or other distribution on or in respect of shares of its capital stock, or purchase, redeem or otherwise acquire, or agree to purchase, redeem or otherwise acquire, any of its capital stock;

       (iv) authorize, guarantee or incur indebtedness for borrowed money, including but not limited to, borrowing for the payment of any taxes;

        (v) sell or agree to sell any of the Purchased Assets, except in the ordinary course of business;

       (vi) mortgage, pledge or subject to any security interest any of the Purchased Assets;

      (vii) make any capital expenditures or capital additions or betterments, or commitments therefor, aggregating in excess of $5,000.00;

     (viii) refrain and cause its officers, employees and agents to refrain from seeking other offers to purchase the stock or assets of Seller;

       (ix) enter into any long-term contractual arrangements or blanket purchase orders which extend past the closing date without the express written consent of Purchaser;

        (x) increase the salaries of any existing employees, hire new managers or employees, pay or award bonuses, make loans, or permit draws by any individuals without Purchaser's express written consent.

10.2   CONDUCT OF BUSINESS.

       Seller will operate the Business substantially as presently operated and only in the ordinary course of business and, consistent with such operation, will use its best efforts to preserve intact for the benefit of Purchaser, the present business organization of the Business and the relationships and good will of suppliers, customers, clients and others having business relations with the Business. Without limiting the generality of the foregoing, Seller will not take any of the actions contemplated by, or which would give rise to, a result contemplated by
       Section 7.15(a) hereof.

 10.3  ACCESS TO INFORMATION.

       From the date hereof until Closing, Seller shall make available or cause to be made available to the accountants, attorneys or other representatives of Purchaser for examination during normal business hours, upon reasonable requests, all properties, assets, books of accounts, title papers, insurance policies, contracts, leases, commitments, records and other documents of every character relating to the Business.

10.4   OTHER ACTIONS.

       From the date hereof until Closing, Seller shall not take any action which shall prevent the representations, warranties and covenants of Seller set forth herein from being true and correct at the Closing.

                                         11.
                                    BULK SALES ACT

11.1   COMPLIANCE WITH BULK SALES ACT.

       Purchaser waives compliance with the provisions of any applicable bulk sales law and Seller and Shareholder, jointly and severally, agree to indemnify and hold harmless Purchaser from any liability incurred as a result of the failure to so comply, except to liabilities explicitly assumed hereunder by Purchaser.

                                         12.
                            SURVIVAL OF AND RELIANCE UPON
             REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION

12.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

       The parties acknowledge and agree that all representations, warranties and agreements contained in this Agreement or in any agreement, instrument, exhibit, certificate, schedule or other document delivered in connection herewith, shall survive the Closing and continue to be binding upon the party giving such representation, warranty or agreement and shall be fully enforceable to the extent provided for in Sections 12.3 and 12.4 hereof, at law or in equity, for the period beginning on the date of Closing and ending three (3) years thereafter, except for the representations, warranties and agreements designated and identified in Sections 3.3, 7.3, 7.12(a), 7.12(b), 7.15 (c), 7.16, 7.26 and 8.2 which shall survive the Closing and shall terminate in accordance with the statute of limitations governing written contracts in the State of North Carolina and Exhibits "B", "B-1", "B-2", "B-3", "B-4", "B-5", "B-6" and
       "B-7", which shall terminate as provided therein.

12.2   RELIANCE UPON AND ENFORCEMENT OF REPRESENTATIONS, WARRANTIES AND
       AGREEMENTS.

       (a) Seller hereby agrees that, notwithstanding any right of Purchaser to fully investigate the affairs of Seller, and notwithstanding knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties and agreements of Seller contained in this

             Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Purchaser pursuant to the provisions of this Agreement.

       (b) Purchaser hereby agrees that, notwithstanding any right of Seller to fully investigate the affairs of Purchaser, and notwithstanding knowledge of facts determined or determinable by Seller pursuant to such investigation or right of investigation, Seller has the right to rely fully upon the representations, warranties and agreements of Purchaser contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Seller pursuant to the provisions of this Agreement.

12.3   INDEMNIFICATION BY SELLER AND SHAREHOLDER.

       Seller and Shareholder (jointly and severally, shall indemnify Purchaser against and hold it harmless from:

       (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller in connection herewith;

      (ii) any imposition (including by operation of law) or attempted imposition by a third party upon Purchaser of any liability of Seller which Purchaser has not specifically agreed to assume pursuant to Section 3.2 of this Agreement;

     (iii) any liability (except for any Assumed Liabilities described in Section 3.1) or other obligation incurred by or imposed upon Purchaser resulting from the failure of the parties to comply with the provisions of any law relating to bulk transfers which may be applicable to the transaction herein contemplated; and

      (iv) any and all costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing, subject to the provisions of Section 12.5.

       Nothing in this Section 12.3 shall be construed to limit the amount to which, or the time by which (except as described in Sections 12.1 or 12.6), by reason of offset or otherwise, the Purchaser may recover from Seller or the Shareholder pursuant to this Agreement resulting from Seller's and the Shareholder's breach or violation of any representation, warranty, covenant or agreement contained herein.

       Notwithstanding the above, no claims for indemnification shall be made by Purchaser against the Seller and/or the Shareholder until such time as all claims hereunder net of income tax benefit realized and/or realizable by Purchaser total more than Fifty Thousand Dollars ($50,000.00) in the aggregate, and then indemnification shall be made only to the extent such claim or claims exceed such threshold amount in the aggregate. Any amounts to which Purchaser, its successors or assigns, is entitled to indemnification pursuant to the provisions of this Section, subject to the provisions of
       Section 12.5, shall first be offset against the amount payable to Seller under the promissory note. Provided, however, the offset in any one year may not exceed the aggregate amount of principal and interest due on said promissory note for said year. Moreover, nothing in this Section 12 (except as set forth in Section 12.1) shall be construed to limit the amount to which, or the time in which, by reason of offset, or otherwise, that Purchaser may recover from Seller and the Shareholder pursuant to this Agreement resulting from the breach of any representation, warranty, covenant or agreement contained herein.

12.4   INDEMNIFICATION BY PURCHASER.

       Purchaser shall indemnify Seller against and hold it harmless from any and all loss, damage, liability or deficiency resulting from or arising out of: (i) any Assumed Liabilities; (ii) any liability of Purchaser arising out of Purchaser's operations subsequent to the Closing (except to the extent such liability is the result of a breach of a covenant or warranty of Seller hereunder); or (iii) any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Purchaser herein; and (iv) any and all related costs and expenses (including reasonable legal and accounting fees), subject to the provisions of 12.5. Except as specifically provided herein, nothing in this Section 12.4 shall be construed to limit the amount to which (except as described in Section 12.1), or the time by which, by reason of offset or otherwise, that Seller may recover from Purchaser pursuant to this Agreement resulting from its breach or violation of any representation, warranty, covenant or agreement contained herein.

12.5   NOTIFICATION OF AND PARTICIPATION IN CLAIMS.

       (a) No claim for indemnification shall arise until notice thereof is given to the party from whom indemnity is sought. Such notice shall be sent within ten (10) days after the party to be indemnified has received notification of such claim, but failure to notify the indemnifying party shall in no event prejudice the right of the party to be indemnified under this Agreement, unless the indemnifying party shall be prejudiced by such failure and then only to the extent of such prejudice. In the event that any legal proceeding shall be instituted or any claim or demand is asserted by any third party in respect of which Seller/Shareholders on the one hand, or Purchaser on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity (the "Party to be Indemnified") shall give or cause to be given to the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof and the Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Party to be Indemnified, unless the Indemnifying Party irrevocably acknowledges in writing full and complete responsibility for and agrees to provide indemnification of the Party to be Indemnified, in which case such Indemnifying Party may assume such control through counsel of its choice and at its expense. In the event the Indemnifying Party assumes control of the defense, the Indemnifying Party shall not be responsible for the legal costs and expenses of the Party to be Indemnified in the event the Party to be Indemnified decides to join in such defense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand.

       (b) If the Party to be Indemnified is also the party controlling the defense, negotiation or settlement of any matter, and if the Party to be Indemnified determines to compromise the matter, the Party to be Indemnified shall immediately advise the Indemnifying Party of the terms and conditions of the proposed settlement. If the Indemnifying Party agrees to accept such proposal, the Party to be Indemnified shall proceed to conclude the settlement of the matter, and the Indemnifying Party shall immediately indemnify the Party to be Indemnified pursuant to the terms of Sections 12.3 and 12.4 hereunder. If the Indemnifying Party does not agree within fourteen (14) days to accept the settlement (said 14-day period to begin on the first business day following the date such party receives a complete copy of the settlement proposal), the Indemnifying Party shall immediately assume control of the defense, negotiation or settlement thereof, at that Indemnifying Party's expense. Thereafter, the Party to be Indemnified shall be indemnified in the entirety for any liability arising out of the ultimate defenses, negotiation or settlement of such matter.

       (c) If the Indemnifying Party is the party controlling the defense, negotiation or settlement of any matter, and the Indemnifying Party determines to compromise the matter, the Indemnifying Party shall immediately advise the Party to be Indemnified of the terms and conditions of the proposed settlement and irrevocably acknowledge in writing full and complete responsibility for, and agree to provide, indemnification of the Party to be Indemnified. If the Party to be Indemnified agrees to accept such proposal, the Indemnifying Party shall proceed to conclude the settlement of the matter and immediately indemnify the Party to be Indemnified pursuant to the terms of Sections 12.3 or 12.4 hereunder. If the Party to be Indemnified does not agree within fourteen (14) days to accept the settlement (said 14-day period to begin on the first business day following the date such party receives a complete copy of the settlement proposal), the Party to be Indemnified shall immediately assume control of the defense, negotiation or settlement thereof, at the Party to be Indemnified's expense. If the final amount paid to resolve the claim is less than the amount of the original proposed settlement made by the Indemnifying Party, then the Party to be Indemnified shall receive such indemnification pursuant to Sections
             12.3 or 12.4 hereof, including any and all expenses incurred by the Party to be Indemnified incurred in connection with the defense, negotiation or settlement of such matter. If the amount finally paid to resolve the claim is equal to or greater than the amount of the original proposed settlement proposed by the Indemnifying Party, then the Indemnifying Party shall provide indemnification pursuant to Sections 12.3 and 12.4 for the amount of the original settlement proposal submitted by the Indemnifying Party, and the Party to be Indemnified shall be responsible for all amounts in excess of the original settlement proposal submitted by the Indemnifying Party and all costs and expenses incurred by the Party to be Indemnified in connection with such defense, negotiation or settlement.

                                         13.
                                  EXPRESS CONDITIONS

13.1 Notwithstanding anything herein to the contrary, Purchaser's obligations hereunder are subject to the following conditions:

       (a) Purchaser shall have obtained from its primary lender, Star Bank, N.A., consent to the transaction.

       (b) Purchaser shall have acquired all necessary permits from federal, state and local agencies that are necessary to conduct cabling operations in the State of North Carolina.

       (c)   Approval of the Board of Directors of Purchaser.

       (d) Purchaser has completed its due diligence investigation of the books and records and business prospects of Seller to its satisfaction.

       (e) Certain of Seller's employees or its former shareholders have entered into the Covenant Not to Compete Agreements set forth in
             Section 9.2.

       The contingencies set forth in this Section shall have all been met, or rejected in writing, by Purchaser and Seller, where applicable, no later than October 11, 1996.


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

                                         14.
                                     THE CLOSING

14.1   DATE, TIME AND PLACE OF CLOSING.

       Consummation of the transactions contemplated hereby (the "Closing") shall take place on October 11, 1996 (the "Closing Date"), at ____ p.m. EST at the offices of Lindhorst & Dreidame, 312 Walnut Street, Suite 2300, Cincinnati, Ohio 45202, or on such other Closing Date, or at such other time and/or place as the parties may mutually agree upon.

14.2   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

       The obligation of Purchaser to perform in accordance with this Agreement and to consummate the transactions herein contemplated is subject to the satisfaction of the following conditions at or before the Closing:

       (a) The Seller shall have complied with and performed all of the representations, warranties, agreements and covenants hereunder required to be performed by it prior to or at the Closing;

       (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

       (c) The business, aggregate properties and operations of Seller shall not have been materially adversely affected as a result of any fire, accident or other casualty or any labor disturbance or act of God or the public enemy, and there shall otherwise have been no material adverse change to the business, aggregate properties, or operations of the Seller since March 31, 1996;

       (d) Seller shall have delivered to Purchaser, at or before the Closing, the following documents, all of which shall be in form and substance reasonably acceptable to the Purchaser and its counsel:

             (i) The instruments of transfer and powers of attorney required by Sections 2.5 and 2.6;

            (ii) Releases (or copies thereof) of all liens, claims, charges, encumbrances, security interests and restrictions on the Purchased Assets necessary to provide Purchaser with good, marketable and indefeasible title to each of the Purchased Assets at the Closing;

           (iii) Certified copies of the corporate actions taken by the Board of Directors and Shareholder of Seller, authorizing the execution, delivery and performance of this Agreement;

            (iv) Certificate of Existence for Seller from the Secretary of State of North Carolina dated no earlier than fifteen (15) days prior to Closing;

             (v) Opinion letter of Patrick, Harper & Dixon, LLP, counsel for Seller, addressed to Purchaser and dated the Closing Date, containing the opinion set forth on Exhibit "J".

            (vi) Seller shall have entered into the Lease Agreement set forth in Exhibit "H."

           (vii) Seller shall have entered into the Subordination Agreement in the form attached hereto as Exhibit "E".

          (viii) Seller and the Shareholder shall have entered into the non-competition agreements set forth in Exhibits "B" and "B-1".

            (ix) Certain employees and former shareholders of Seller shall have entered into the non-competition agreements set forth in Exhibits "B-2", "B-3", "B-4", "B-5", "B-6" and "B-7".

             (x) The express conditions set forth in Section 13 have been satisfied or waived.

       (e) Seller will adopt and file with the Secretary of State of North Carolina an amendment to the Articles of Incorporation of Seller changing the name of Seller to a name substantially dissimilar to Communications Technology, Inc., d/b/a DILAN and Seller shall execute a Consent for Use of Similar Name form, as set forth on Exhibit "K", granting to Purchaser the use of the name "Communications Technology, Inc., d/b/a DILAN". Shareholder will cause DILAN, Inc. to file with the Secretary of State of North Carolina an amendment to the Articles of Incorporation of DILAN, Inc. changing the name of DILAN, Inc. to a name substantially dissimilar to DILAN, Inc. and Shareholder shall cause DILAN, Inc. to execute a Consent for Use of Similar Name for, as set forth on Exhibit "L" granting Purchaser the use of the name DILAN.

14.3   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

       The obligation of Seller to perform in accordance with this Agreement and to consummate the transactions herein contemplated is subject to the satisfaction of the following conditions at or before the Closing:

       (a) Performance by Purchaser of all of the representations, warranties, agreements and covenants to be performed by it at or before the Closing;

       (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

       (c) Purchaser shall deliver to Seller at or before the Closing the following documents, all of which shall be in form and substance acceptable to Seller and its counsel:

             (i) A wire transfer for the aggregate amount to be paid to Seller at the Closing pursuant to Section 4.2(a) hereof;

            (ii) A wire transfer to the Escrow Agents for the amount set forth in Section 4.2(a) hereof;

           (iii) Assumption of Liabilities Agreement under which Purchaser assumes the Liabilities set forth in Section 3.1;

            (iv)    A subordinated promissory note as set forth in Section
                    4.2(b);

             (v)    Lease Agreement set forth in Section 6;

            (vi) Certified copies of the corporate actions taken by Purchaser authorizing the execution, delivery and performance of this Agreement;

           (vii) Certificate of Good Standing for Purchaser from the Secretary of State of Delaware dated no earlier than fifteen
                    (15) days prior to the date of Closing;

          (viii) Opinion letter of Lindhorst & Dreidame Co., L.P.A., counsel for Purchaser, addressed to Seller and dated the Closing Date, containing the opinions set forth on Exhibit "M";

            (ix) All of the express conditions set forth in Section 13 have been satisfied or waived.

       (d) Purchaser shall have entered into the Employment Agreements set forth in Exhibits "G" and "G-1".

                                         15.
                                  GENERAL PROVISIONS

15.1   PUBLICITY.

       All public announcements relating to this Agreement or the transactions contemplated hereby will be made by Purchaser with the consent of Seller, which consent will not be unreasonably withheld, except for any disclosure which may be required because of Purchaser's being a publicly-traded corporation on the over-the-counter market.

15.2   EXPENSES.

       Purchaser will bear and pay all of its expenses incident to the transactions contemplated by this Agreement which are incurred by Purchaser or its representatives and Seller shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives.

15.3   NOTICES.

       All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered mail or certified mail, return receipt requested, to the appropriate party at the following address (or at such other address for a party as shall be specified by notice pursuant hereto):

       (a)   If to Purchaser, to:

                    Pomeroy Computer Resources, Inc.
                    1020 Petersburg Road
                    Hebron, Kentucky  41048

             With a copy to:

                    James H. Smith III, Esq.
                    Lindhorst & Dreidame
                    312 Walnut Street, Suite 2300
                    Cincinnati, Ohio  45202

       (b)   If to Seller, to:

                    Communications Technology, Inc.
                    P.O. Box 159
                    Hickory, North Carolina  28603

             With a copy to:

                    Eloise Bradshaw, Esq.
                    Patrick, Harper and Dixon, LLP
                    B B & T Building
                    Hickory, North Carolina  28603

       (c)   If to Shareholder, to:

                    Robert Martin
                    P.O. Box 159
                    Hickory, North Carolina  28603

15.4   BINDING EFFECT.

       Except as may be otherwise provided herein, this Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

15.5   HEADINGS.

       The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15.6   EXHIBITS.

       The Exhibits referred to in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

15.7   COUNTERPARTS.

       This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which constitute together one and the same document.

15.8   GOVERNING LAW.

       This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, without regard to its laws regarding conflict of laws.

15.9   SEVERABILITY.

       If any provision of this Agreement shall be held unenforceable, invalid, or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

15.10  WAIVERS; REMEDIES ACCUMULATED.

       No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by any party of any breach of this Agreement or of any representation or warranty contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided in this Agreement are in addition to all of the remedies provided by law. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party granting the same.

15.11  ASSIGNMENTS.

       Except as otherwise provided in this Agreement, no party shall assign its rights or obligations hereunder prior to Closing without the prior written consent of the other party.

15.12  ENTIRE AGREEMENT.

       This Agreement and the agreements, instruments and other documents to be delivered hereunder constitute the entire understanding and agreement concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressly contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto any rights or privilege hereunder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

15.13  BUSINESS RECORDS.

       Seller and Shareholder shall be permitted to retain copies of such books and records relating to the Purchased Assets and relate to the accounting and tax matters of the Business and to have access to all original copies of records so delivered to Purchaser at reasonable times, for any reasonable business purpose, for a period of six (6) years after the Closing.

       The parties hereto have executed this Agreement as of the date first above written.


WITNESSES:                              COMMUNICATIONS TECHNOLOGY, INC.

\s\ Robert J. Mahlum
------------------------------

\s\ James H. Smith                      By:  \s\ Robert Martin
------------------------------               ------------------------------

\s\ Robert J. Mahlum                    POMEROY COMPUTER RESOURCES, INC.
------------------------------

\s\ James H. Smith                      By: \s\ Edwin S. Weinstein CFO
------------------------------               ------------------------------

\s\ Robert J. Mahlum
------------------------------

\s\ James H. Smith                           \s\ Robert Martin
------------------------------               ------------------------------
                                             ROBERT MARTIN